Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Gyre Therapeutics, Inc. (formerly known as Catalyst Biosciences, Inc.) (the “Company”) on Form S-8 to be filed on or about October 30, 2023 of our report dated March 30, 2023, on our audits of the financial statements as of December 31, 2022 and 2021 and for each of the years then ended, which report was included in the Annual Report of the Company on Form 10-K filed March 30, 2023.   Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.  We also consent to the reference to our firm under the caption “Experts” in the Company’s Registration Statement on Form S-3.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
October 30, 2023